Exhibit 5.1
OPINION OF THOMPSON & KNIGHT LLP
October 19, 2006
Encore Wire Corporation
1410 Millwood Road
McKinney, Texas 75069

Re:	Encore Wire Corporation Registration Statement on Form S-8
Dear Sirs:
     We have acted as counsel for Encore Wire Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 300,000 shares (the “Shares”) of Common Stock, par value $.01 per share, of the Company for issuance pursuant to the Company’s 1999 Stock Option Plan, as amended (the “Plan”).
     In connection with the opinion expressed herein, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of a form of the Company’s registration statement on Form S-8 (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about October 23, 2006, and such corporate records of the Company, certificates of public officials and of officers of the Company, and other agreements, instruments and documents as we have deemed necessary or required as a basis for the opinion hereinafter expressed. We have assumed that (i) all information contained in all documents reviewed by us is true, complete and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so, and (vi) each natural person signing any document reviewed by us in a representative capacity had authority to sign in such capacity.
     Based on the foregoing and in reliance thereon, and subject to the assumptions and qualifications specified herein, it is our opinion that the Shares, when issued in accordance with the Plan, will be validly authorized, issued, and fully paid and nonassessable.
     In rendering the opinion expressed herein, we have assumed that no action heretofore taken by the Board of Directors of the Company in connection with the matters described or referred to herein has been modified, rescinded or withdrawn after the date thereof.
     We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. We undertake no, and hereby disclaim any, obligation to advise the Company or anyone else of any change in any matter set forth herein. We do not express any opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law and applicable federal law, and we do not express any opinion as to the effect of any other laws on the opinion stated herein
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Respectfully submitted,

/s/ Thompson & Knight LLP

THOMPSON & KNIGHT LLP